Exhibit 10.2

TAX RECEIVABLE AGREEMENT

by and between

APPAREL HOLDING CORP.

(F/K/A KELLWOOD HOLDING CORP.),

THE STOCKHOLDERS

and

THE STOCKHOLDER REPRESENTATIVE

Dated as of November 27, 2013

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.01	Definitions	1

ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01	Tax Benefit Utilization	7
Section 2.02	Tax Benefit Schedule	7
Section 2.03	Procedures, Amendments	7

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.01	Payments	8
Section 3.02	No Duplicative Payments; Intent	9

ARTICLE IV
TERMINATION

Section 4.01	Termination, Early Termination and Breach of Agreement	9
Section 4.02	Early Termination Notice	10
Section 4.03	Payment upon Early Termination	11

ARTICLE V
LATE PAYMENTS

Section 5.01	Late Payments by the Company	11

ARTICLE VI
COMPANY TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.01	The Stockholder Representative Participation in Company Tax Matters	11
Section 6.02	Consistency	11
Section 6.03	Cooperation	12

ARTICLE VII
MISCELLANEOUS

Section 7.01	Notices	12
Section 7.02	Counterparts	13
Section 7.03	Entire Agreement; Third Party Beneficiaries	13
Section 7.04	Governing Law	13

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TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of November 27, 2013, is hereby entered into by and between Apparel Holding Corp., a Delaware corporation, formerly known as Kellwood Holding Corp. (the “Company”), the Stockholders (as defined herein) and Sun Cardinal, LLC, a Delaware limited liability company (along with any successor as provided in Section 7.06), as the “Stockholder Representative”). Capitalized terms used herein have the definitions set forth in Section 1.01.

RECITALS

WHEREAS, the stockholders listed on Schedule A (the “Stockholders”) are the record owners of one-hundred percent (100%) of the Common Stock on the date hereof;

WHEREAS, the Company intends to consummate the IPO;

WHEREAS, the Company and certain of its present and former Subsidiaries have generated NOLs and Tax Credits prior to the IPO and will generate certain Section 197 Intangible Deductions that the Company and its Subsidiaries will be entitled to utilize;

WHEREAS, if utilized, the Pre-IPO Tax Benefits will reduce the actual liability for Taxes that the Company and its Subsidiaries might otherwise be required to pay;

WHEREAS, subject to the completion of the IPO, the parties hereto desire to make certain arrangements with respect to the effect of the Pre-IPO Tax Benefits on the actual liability for Taxes of the Company and its Subsidiaries;

WHEREAS, this Agreement is intended to provide payments to the Stockholders by the Company in an amount equal to eighty-five percent (85%) of the aggregate reduction in Taxes payable realized by the Company and its Subsidiaries from the utilization of the Pre-IPO Tax Benefits;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means Ernst & Young, and if Ernst & Young refuses or is unable to perform the requested services, Deloitte. If Deloitte refuses or is unable to perform the requested services, the Company and the Stockholder Representative shall negotiate in good faith to agree upon a different valuation firm, which valuation firm shall not be one of the twenty largest accounting firms in the United States.

“Advisory Firm Letter” shall mean a letter from the Advisory Firm (or any other “Big Four” accounting firm, including the Company’s third party tax return preparer) stating that the relevant schedule, notice or other information to be provided by the Company to the Stockholder Representative and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and applicable law in existence on the date to which such schedule, notice or other information relates.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Aggregate Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Agreed Rate” means a rate per annum equal to LIBOR plus 200 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Applicable Percentage” with respect to any Stockholder means the quotient, expressed as a percentage set forth opposite such Stockholder’s name on Schedule A, obtained by dividing (i) the number of outstanding shares of Common Stock owned by such Stockholder immediately prior to the IPO by (ii) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the IPO.

“Board” means the board of directors of the Company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means an event or series of events by which (i) the Company shall cease directly or indirectly to own 100% of the Capital Stock of Vince, LLC; (ii) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Investors, shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act) of Capital Stock having more, directly or indirectly, than 35% of the total voting power of all outstanding Capital Stock of the Company in the election of directors, unless at such time the Permitted Investors are direct or indirect “beneficial owners” (as so defined) of Capital Stock of the Company having a greater percentage of the total voting power of all outstanding Capital Stock of the Company in the election of directors than that owned by each other “person” or “group” described above; (iii) for any reason whatsoever, a majority of the board of directors of the Company shall not be Continuing Directors; or (iv) a “Change of Control” (or comparable term) shall occur under (x) any term loan or revolving credit facility of the Company or its subsidiaries or (y) any unsecured, senior, senior subordinated or subordinated Indebtedness of the Company or its subsidiaries, if, in each case, the outstanding principal amount thereof is in excess of $15,000,000. Defined terms used in this definition shall have the meaning set forth in the Term Loan Credit Agreement as in effect on the date hereof.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the issued and outstanding shares of common stock of the Company.

“Company” is defined in the preamble of this Agreement.

“Company Return” means the U.S. federal, state and local income tax returns of the Company and its Subsidiaries filed with respect to Taxes of any Taxable Year, including, for the avoidance of doubt, any Consolidated Return.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services, or research or development of either party or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, either party’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and databases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other intellectual property rights. Notwithstanding the foregoing, “Confidential Information” does not include (a) information that either party can demonstrate was or has become generally available to the public other than as a result of disclosure by such party or its Affiliates, (b) information that is disclosed to a party or its Affiliates, other than under an obligation of confidentiality, by a third party who had no obligation not to disclose such information to others or (c) information that is independently developed after the date hereof by a party or its Affiliates without the use of the other party’s or its Affiliates’ Confidential Information.

“Consolidated Return” is defined in Section 7.11(a).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Default Rate” means a rate per annum equal to LIBOR plus 500 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Agreement Date” is defined in Section 4.03(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Option Notice” is defined in Section 4.01(c) of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means a rate per annum equal to the Agreed Rate.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expert” is defined in Section 7.08 of this Agreement.

“Interest Amount” is defined in Section 3.01(b) of this Agreement.

“IPO” means the initial public offering of Common Stock of the Company pursuant to the Registration Statement.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, injunction, judgment, determination, directive, ruling, decree, requirement or rule of law, or any other provision, decision or requirement having the force and effect of law.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate of interest published in The Wall Street Journal, Eastern Edition, two Business Days prior to the first day of such month as the “London Interbank Offered Rate” applicable to such month. In the event that The Wall Street Journal, Eastern Edition is not published or such rate does not appear in The Wall Street Journal, Eastern Edition, LIBOR shall be determined by any other publicly available source of such market rate for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“NOLs” shall mean all net operating losses for U.S. federal, state and local income tax purposes.

“Non-Tax Benefit Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Company and its Subsidiaries using the same methods, elections, conventions and similar practices used on the relevant Company Return, but assuming that there were no Pre-IPO Tax Benefits. If all or any portion of the liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of such Taxable Year, such liability shall not be included in determining the Non-Tax Benefit Tax Liability unless and until there has been a Determination.

“Objection Notice” is defined in Section 2.03(a) of this Agreement.

“Payment Date” means any date on which a Tax Benefit Payment is required to be made by the Company pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-IPO Tax Benefits” shall mean Tax Credits and NOLs generated by the Company and its Subsidiaries on or after November 28, 2013.

“Pre-IPO Tax Benefits” shall mean Tax Credits and NOLs generated by the Company and its Subsidiaries prior to November 28, 2013, and the Section 197 Intangible Deductions.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of (i) the Non-Tax Benefit Tax Liability over (ii) the actual liability for Taxes of the Company and its Subsidiaries for such Taxable Year. If all or a portion of the actual liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.08 of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 7.08 of this Agreement.

“Registration Statement” means the registration statement on Form S-1 (File No. 333-191336) of the Company, as amended.

“Schedule” means any Tax Benefit Schedule and the Early Termination Schedule.

“Section 197 Intangible Deductions” means depreciation or amortization deductions with respect to “amortizable section 197 intangibles” as defined in Section 197(c) and (d) of the Code, which such “amortizable section 197 intangibles” are held by the Company and its Subsidiaries immediately after the IPO.

“Stockholders” is defined in the recitals to this Agreement.

“Stockholder Representative” is defined in the preamble to this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than fifty percent (50%) of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Sun” means Sun Capital Partners, Inc.

“Sun Entity” means Sun and any investment fund controlled by or under common control with Sun.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Credits” means U.S. federal, state and local tax credits that may be utilized to offset U.S. federal, state and local income or alternative minimum Tax.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return, and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code (and, therefore, for the avoidance of doubt, may include a period of less than twelve months for which a Company Return is made), ending on or after the date hereof. For all purposes of this Agreement, the year 2013 shall consist of two “Taxable Years” (i) February 3, 2013 through November 27, 2013 and (ii) November 28, 2013 through February 1, 2014.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Taxes.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising regulatory authority with respect to Taxes.

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of November 27, 2013, by and among Vince, LLC and Vince Intermediate Holding, LLC, as borrowers, Vince Holding Corp. as a guarantor, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Company and its Subsidiaries will have taxable income sufficient to fully utilize the Company’s and its Subsidiaries’ NOLs, Section 197 Intangible Deductions and other tax attributes (in accordance with all applicable limitations) during such Taxable Year or future Taxable Years, as applicable; (ii) the utilization of the Pre-IPO Tax Benefits for such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on the Early Termination Date; and (iii) the federal, state and local Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code as in effect on the Early Termination Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01 Tax Benefit Utilization. The Company, on the one hand, and the Stockholders, on the other hand, acknowledge that the Company and its Subsidiaries may utilize the Pre-IPO Tax Benefits to reduce the amount of Taxes that the Company and its Subsidiaries would otherwise be required to pay in the future.

Section 2.02 Tax Benefit Schedule. Within forty-five calendar days after the filing of the Company Return for any Taxable Year, the Company shall provide to the Stockholder Representative a schedule showing, in reasonable detail, (i) the calculation, which may be $0.00, of the Realized Tax Benefit for such Taxable Year, if any, (ii) the calculation, which may be $0.00, of any payment to be made to the Stockholders pursuant to Article III with respect to such Taxable Year (together, a “Tax Benefit Schedule”), and (iii) supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment. The Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(a)).

Section 2.03 Procedures, Amendments.

(a) Procedure. Every time the Company delivers to the Stockholder Representative an applicable Schedule under this Agreement, including, except as otherwise provided in Section 2.03(b), any Amended Schedule delivered pursuant to Section 2.03(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Company shall also (x) deliver to the Stockholder Representative schedules, valuation reports, if any, and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter with respect to such Schedule and (y) allow the Stockholder Representative and its advisors reasonable access, at no cost, to the appropriate representatives, books, records and work papers at each of the Company and the preparer of the Advisory Firm Letter in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties hereto upon mutual agreement of the parties hereto or final determination of the Expert pursuant to the Reconciliation Procedures in Section 7.08. The applicable Schedule shall become final and binding on the parties hereto unless the Stockholder Representative, within forty-five calendar days after receiving any Schedule or amendment thereto, provides the Company with notice of an objection to such Schedule (“Objection Notice”) made in good faith. The Company and the Stockholder Representative shall cooperate in good faith to reconcile any items of disagreement set forth in the Objection Notice. If the parties, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty calendar days of receipt by the Company of such notice, the Company and the Stockholder Representative shall employ the Reconciliation Procedures.

(b) Amended Schedule. The Schedule for any Taxable Year shall be amended by the Company (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Stockholder Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Schedule or the prior Amended Schedule) in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward (including, to the extent affecting the Non-Tax Benefit Tax Liability, a hypothetical carryback or carryforward attributable to any Post-IPO Tax Benefits) of a loss or other tax item to such Taxable Year, or (v) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (such Schedule, an “Amended Schedule”; provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change). The Company shall provide any Amended Schedule to the Stockholder Representative within thirty calendar days of becoming aware of the occurrence of an event referred to in clauses (i) through (v) of the preceding sentence (or, to the extent such event occurs in connection with the preparation of a Company Return filing described in Section 2.02, concurrently with the delivery of the Tax Benefit Schedule with respect to such Company Return pursuant to Section 2.02) and any such Amended Schedule shall be subject to the approval procedures described in Section 2.03(a); provided, however, that any Amended Schedule provided pursuant to an Expert’s determination under the Reconciliation Procedures as described in clause (iii) of the preceding sentence shall be final and binding on all parties hereto and not subject to the approval procedures described in Section 2.03.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01 Payments.

(a) Timing of Payments to the Stockholders. Within five Business Days of a Tax Benefit Schedule with respect to a Taxable Year becoming final in accordance with Section 2.03(a) or Section 7.08, the Company shall pay to each of the Stockholders the Tax Benefit Payments for such Taxable Year determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Stockholder to the Company or as otherwise agreed by the Company and the applicable Stockholder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal, state and local income tax payments.

(b) The “Tax Benefit Payment” with respect to any Stockholder means an amount equal to such Stockholder’s Applicable Percentage of the Aggregate Tax Benefit Payment. The “Aggregate Tax Benefit Payment” means an amount, not less than zero, equal to eighty-five percent (85%) of the sum of the Net Tax Benefit (as defined below) and the Interest Amount (as defined below). The “Net Tax Benefit” with respect to a Taxable Year shall equal (i) the Realized Tax Benefit, if any, for such Taxable Year plus (ii) for each prior Taxable Year, the excess, if any, of the Realized Tax Benefit reflected on an Amended Schedule applicable to such prior Taxable Year over the Realized Tax Benefit reflected on the original Tax Benefit Schedule for such prior Taxable Year, minus (iii) for each prior Taxable Year, the excess, if any, of the Realized Tax Benefit reflected on the original Tax Benefit Schedule for such prior Taxable Year over the Realized Tax Benefit reflected on the Amended Schedule for such prior Taxable Year; provided, however, that to the extent any of the adjustments described in Section 3.01(b)(ii) or (iii) was reflected in the calculation of the Aggregate Tax Benefit Payment for any Taxable Year, such adjustments shall not be taken into account in determining the Aggregate Tax Benefit Payment for any subsequent Taxable Year; and provided, further, that for the avoidance of doubt, none of the Stockholders shall be required to return any portion of any previously made Tax Benefit Payment except through the adjustment described in clause (iii) of the definition of Net Tax Benefit. The “Interest Amount” shall equal the interest on any Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Company Return with respect to Taxes for the Taxable Year for which the Net Tax Benefit is being measured until the Payment Date. Notwithstanding anything to the contrary in this Agreement, for purposes of determining the amount of Pre-IPO Tax Benefits, the first Taxable Year to which this Agreement applies and the amount of any Tax Benefit Payments attributable to 2013, the parties agree to treat the year 2013 as consisting of two Taxable Years, (i) February 3, 2013 through November 27, 2013 and (ii) November 28, 2013 through February 1, 2014.

Section 3.02 No Duplicative Payments; Intent. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that eighty-five percent (85%) of the Company’s Realized Tax Benefit and Interest Amount for all years be paid to the Stockholders pursuant to this Agreement. Such amount shall be determined using a “with and without” methodology. Carryovers or carrybacks of (a) any U.S. federal tax item shall be considered to be subject to the rules of the Code (or any successor U.S. federal income tax statute) and the Treasury Regulations or (b) any state and local tax item, shall be considered subject to the appropriate provisions of Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Pre-IPO Tax Benefits and another portion that is not, the Company’s Realized Tax Benefit shall be determined using such “with and without” methodology. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

ARTICLE IV

TERMINATION

Section 4.01 Termination, Early Termination and Breach of Agreement

(a) This Agreement shall terminate on the earliest to occur of (i) the date on which all Tax Benefit Payments have been made under this Agreement, (ii) the last day of the tax year including the tenth anniversary of the IPO or (iii) the mutual agreement of the Company and the Stockholder Representative.

(b) Notwithstanding Section 4.01(a), the Company may terminate this Agreement by paying to the Stockholders the Early Termination Payments. Upon payment of the Early Termination Payments by the Company, the Company shall not have any further payment obligations under this Agreement, other than any (i) Tax Benefit Payment agreed to by the Company and the Stockholder Representative as due and payable but unpaid as of the date the Early Termination Notice is delivered and (ii) Tax Benefit Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment).

(c) Notwithstanding Section 4.01(a), the Stockholder Representative may terminate this Agreement in connection with a Change of Control The Company hereby agrees to provide ten (10) days prior written notice to the Stockholder Representative of a Change of Control (an “Early Termination Option Notice”). Within five (5) days of receipt of the Early Termination Option Notice, the Stockholder Representative shall provide written notice of its determination whether to require the Company to make the Early Termination Payments and terminate this Agreement. If the Stockholder Representative determines to require the Company to make the Early Termination Payments and terminate the Agreement in accordance with this Section 4.01(c), then the Company shall make the Early Termination Payments in accordance with Section 4.03. Upon payment of the Early Termination Payments by the Company, the Company shall not have any further payment obligations under this Agreement, other than any (i) Tax Benefit Payment agreed to by the Company and the Stockholder Representative as due and payable but unpaid as of the date the Early Termination Notice is delivered and (ii) Tax Benefit Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment). For the avoidance of doubt, if the Early Termination Payments have not been made by the date of the sale of all or substantially all of the assets of the Company, the Company shall cause such acquirer of all or substantially all of the assets of the Company to assume the Company’s obligations under this Agreement.

(d) In the event that the Company breaches any of its material obligations under this Agreement by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of the filing of such case and shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of filing of such case, (ii) any Tax Benefit Payment agreed to by the Company and the Stockholder Representative as due and payable but unpaid as of such date and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such date.

Section 4.02 Early Termination Notice. If the Company or the Stockholder Representative chooses to exercise its right of early termination under Section 4.01 above, the Company shall deliver to the Stockholder Representative, other than in the case of termination pursuant to Section 4.01(c) above, notice of such intention to exercise such right (“Early Termination Notice”) and, including in the case of termination pursuant to Section 4.01(c) above, a schedule (the “Early Termination Schedule”) showing in reasonable detail the information required pursuant to Section 2.02 and the calculation of the Aggregate Early Termination Payment. The delivery and finalization of such Early Termination Schedule shall be governed by Section 2.03 (including, for the avoidance of doubt, in the case of termination pursuant to Section 4.01(c) above).

Section 4.03 Payment upon Early Termination.

(a) Within five Business Days after the Early Termination Schedule becomes final and binding on the parties hereto, the Company shall pay to the Stockholders the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Stockholder or as otherwise agreed by the Company and such Stockholder.

(b) The “Early Termination Payment” with respect to any Stockholder means an amount equal to such Stockholder’s Applicable Percentage of the Aggregate Early Termination Payment. The “Aggregate Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Company to the Stockholders beginning from the Early Termination Date applying the Valuation Assumptions. For purposes of calculating the present value pursuant to this Section 4.03(b) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that absent the Early Termination Notice all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Company Return with respect to Taxes for each Taxable Year.

ARTICLE V

LATE PAYMENTS

Section 5.01 Late Payments by the Company. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment required to be made by the Company to any Stockholder under this Agreement not made to such Stockholder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due and payable.

ARTICLE VI

COMPANY TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.01 The Stockholder Representative Participation in Company Tax Matters. Except as otherwise provided herein, the Company shall have full responsibility for, and sole discretion over, all Tax matters concerning the Company including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Company act in good faith in connection with its control of any matter which is reasonably expected to affect the Stockholders’ rights and obligations under this Agreement. Notwithstanding the foregoing, the Company shall notify the Stockholder Representative of, and keep the Stockholder Representative reasonably informed with respect to, the portion of any audit of the Company by a Taxing Authority the outcome of which is reasonably expected to affect the Stockholders’ rights and obligations under this Agreement, and shall give the Stockholder Representative reasonable opportunity to provide information and participate in the applicable portion of such audit.

Section 6.02 Consistency. Except upon the written advice of an Advisory Firm, the Company, the Stockholder Representative and the Stockholders (through the Stockholder Representative) agree to report and cause to be reported for all purposes, including federal, state, local and foreign tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Tax Benefit Payments) in a manner consistent with that specified by the Company in any Schedule or statement required to be provided by or on behalf of the Company under this Agreement or under applicable Tax law. Any dispute concerning such advice shall be subject to the Reconciliation Procedures; provided, however, that only the Stockholder Representative shall have the right to object to such advice pursuant to this Section 6.02. In the event that an Advisory Firm is replaced with another firm acceptable to the Company and the Stockholder Representative pursuant to the definition of “Advisory Firm,” such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law (or the Company and the Stockholder Representative agree to the use of other procedures and methodologies).

Section 6.03 Cooperation. Each of the Company, on the one hand, and the Stockholder Representative and the Stockholders, on the other hand, shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority relating to this Agreement, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) when sent by electronic mail (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company, to:

Apparel Holding Corp. (f/k/a Kellwood Holding Corp)

1441 Broadway – 6th Floor

New York, New York 10018

Facsimile: 855-640-3896

Attn: Chief Executive Officer

     General Counsel

If to the Stockholder Representative or any Stockholder, to:

c/o Sun Capital Advisors V, L.P.

5200 Town Center Circle, Suite 600

Boca Raton, Florida 33486

Facsimile: 561-394-0540

Attn: C. Deryl Couch, Jason H. Neimark and Brian McGee

Any party hereto may change its address or fax number by giving the other party hereto written notice of its new address or fax number in the manner set forth above.

Section 7.02 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws provisions thereof.

Section 7.05 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 7.06 Successors; Assignment; Amendments; Waivers.

(a) The Stockholder Representative may assign this Agreement to any person without the prior written consent of the Company or the Stockholders.

(b) No Stockholder may assign his or her rights under this Agreement without the prior written consent of the Stockholder Representative; provided, however, that the rights hereunder may be freely assigned without the consent of the Company or the Stockholder

Representative from one Stockholder to another Stockholder provided that the Company receives notice of such assignment within five days after the effective date of such assignment. Any assignment of a Stockholder’s rights meeting the requirements of this paragraph shall be referred to herein as a “Permitted Assignment”.

(c) Except as otherwise provided herein (including, without limitation, Section 7.06(a), Section 7.06(b), Section 7.06(c) and Section 7.14), neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated without the prior written consent of the other party hereto, such consent not to be unreasonably withheld or delayed, and any purported assignment or delegation in violation hereof shall be null and void (it being agreed and understood that, in accordance with Section 7.14 a consent of the Stockholder Representative shall be deemed to be a consent of, and shall be binding upon all of, the Stockholders); provided that any party hereto may assign its rights under this Agreement without the consent of any other party hereto, in whole but not in part, to any Affiliate of such assigning party, to any lender as collateral security or in connection with any transfer or disposition of all or any material portion of such party’s business.

(d) No provision of this Agreement may be amended unless such amendment is approved in writing by the Company and the Stockholder Representative. For the avoidance of doubt, any amendment of this Agreement that is approved in writing by the Company and the Stockholder Representative shall be binding upon the Stockholders. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective. Notwithstanding anything contained herein to the contrary, the Stockholder Representative may, in its good faith discretion, amend Schedule A without the consent of any other party hereto; provided that such amendment does not materially, adversely and disproportionately affect any Stockholder vis-à-vis any other Stockholder.

(e) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 7.07 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 7.09 Reconciliation. In the event that the Company and the Stockholder Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.03, Section 4.02 and Section 6.02 (which matters, for the avoidance of doubt, may include the calculations of any amounts set forth in any Schedule or Amended Schedule) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm or the preparer of the Advisory Firm Letter), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Company or the Stockholder Representative or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Company, subject to adjustment (by an increase or decrease in the amount of subsequent payments otherwise due under this Agreement) or amendment of such Tax Returns upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne inversely based upon the relative success (in terms of percentages) of each party’s claims. For example, if the final determination reflects a 60-40 compromise of the parties’ claims, the costs and expenses would be allocated 40% to the party whose claim was determined to be 60% successful and 60% to the party whose claim was determined to be 40% successful. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.08 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.08 shall be binding on the Company and all Stockholders and may be entered and enforced in any court having jurisdiction. The determination of the Expert with respect to any dispute that is submitted to it for determination pursuant to this Section 7.08 shall be based solely on presentations and materials provided by the parties hereto which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., such determination shall not be made on the basis of an independent review by the Expert). The Expert shall not assign a value to any Reconciliation Dispute that is greater than the greatest value for such item assigned by the Company, on the one hand, or the Stockholder Representative, on the other hand, or less than the smallest value for such assigned by the Company, on the one hand, and The Stockholder Representative, on the other hand.

Section 7.10 Withholding. The Company shall be entitled to deduct and withhold from any amount payable to any Stockholder pursuant to this Agreement such amounts as the Company is required to deduct and withhold under the Code or any provision of state, local or foreign tax law, with respect to entering into or making payments under this Agreement. To the extent that amounts are so withheld and paid over to the appropriate governmental authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of whom such withholding was made. The Company shall provide evidence of such payment to such Stockholder. To the extent the amount of any withholding hereunder cannot be finally determined until after the end of the taxable year in which the amount otherwise payable to such Stockholder pursuant to this Agreement is required to be paid, the Company shall be entitled to deduct and withhold the maximum amount of tax that, in the Company’s reasonable judgment, may be required to be remitted to the applicable government authority with respect to such Stockholder, and after the applicable amount of withholding is finally determined, the Company shall promptly pay over any excess withheld amounts to such Stockholder.

Section 7.11 Affiliated Corporations; Admission of the Company into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Company was, is or becomes a member of an affiliated, combined, unitary or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any comparable provision of applicable state or local Tax law (a “Consolidated Return”): (i) the provisions of this Agreement relating to the Company shall be applied with respect to the group as a whole as of any date of determination; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of the Company’s affiliated or consolidated group transfers one or more assets to a corporation or any Person treated as such for Tax purposes with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the Company’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be determined as if such transfer occurred on an arm’s-length basis with an unrelated third party.

Section 7.12 Confidentiality.

(a) Each party shall maintain in strict confidence and shall not disclose to any third party (except to its Affiliates in connection with performing any duties as necessary for the other party hereunder) any and all Confidential Information, except as may be necessary in order to comply with a requirement of Law, in which case the receiving party shall, if permissible, promptly notify the disclosing party of any such requirement and such disclosing party shall be permitted to seek confidential treatment for such information; provided that any party hereto or its Affiliates may disclose the terms of this Agreement in any registration statement relating to the IPO.

(b) With respect to any such Confidential Information, each of the parties hereto shall: (i) use the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own information which is proprietary and/or treated as confidential; and (ii) upon the discovery of any inadvertent disclosure or unauthorized use of the Confidential Information, or upon obtaining notice of such disclosure or use from the other party, take or cause to be taken all necessary actions to prevent any further inadvertent disclosure or unauthorized use.

Section 7.13 Tax Treatment. Each Stockholder, the Stockholder Representative and the Company agree that by entering into this Agreement, each Stockholder is receiving a distribution in an amount equal to the fair market value of its rights under this Agreement, as jointly determined by the Company and the Stockholder Representative, and that such distribution is subject to Section 301 of the Code for U.S. federal income tax purposes and any similar or comparable state law provision for state tax purposes. Each such party shall file all Tax Returns in accordance with such treatment described in the previous sentence, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

Section 7.14 Stockholder Representative.

(a) Appointment. Without further action of any of the Company, the Stockholder Representative or any Stockholder, and as partial consideration of the benefits conferred by this Agreement, the Stockholder Representative is hereby irrevocably constituted and appointed, with full power of substitution, to act in the name, place and stead of each Stockholder with respect to the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stockholder Representative under this Agreement. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Stockholder Representative. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for their services.

(b) Expenses. If at any time a Stockholder Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Company from the Stockholder Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Stockholder Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Company shall reduce any future payments (if any) due to the Stockholders hereunder pro rata (based on their respective Applicable Percentages) by the amount of such expenses which it shall instead remit directly to the requesting Stockholder Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, a Stockholder Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c) Limitation on Liability. The Stockholder Representative shall not be liable to any Stockholder for any act of the Stockholder Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Stockholder as a proximate result of the gross negligence, bad faith or willful misconduct of the Stockholder Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). The Stockholder Representative shall not be liable for, and shall be indemnified by the Stockholders (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Stockholder Representative (and any cost or expense incurred by the Stockholder Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the Stockholder Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, in no event shall any Stockholder be obligated to indemnify the Stockholder Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Stockholder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Stockholder.

(d) Actions of the Stockholder Representative. A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Stockholders and shall be final, binding and conclusive upon each Stockholder, and the Company may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each Stockholder. The Company is hereby relieved from any liability to any person for any acts done by the Company in accordance with any such decision, act, consent or instruction of the Stockholder Representative. Each Stockholder hereby agrees that the Stockholder Representative may, at any time and in its sole discretion, elect to enter into a transaction which is likely to result in the assignment, in whole or in part, of this Agreement to a Person (upon such election, an “Approved Assignment”), and each such Stockholder will raise no objections against such Approved Assignment, regardless of the consideration (if any) being paid in such Approved Assignment, so long as such Approved Assignment does not materially and adversely impact such Stockholders in a manner materially adverse to the other Stockholders. Each Stockholder will take all actions requested by Stockholder Representative in connection with the consummation of an Approved Assignment, including the execution of all agreements, documents and instruments in connection therewith requested by Stockholder Representative of such Stockholder. Upon the consummation of the Approved Assignment, each Stockholder will receive their Applicable Percentage of such consideration, if any, relating to such Approved Assignment. Stockholders will bear their Applicable Percentage of the costs of any Approved Assignment to the extent such costs are incurred for the benefit of all Stockholders.

(e) Involvement in Company Determinations. In the event that any determination must be made under this Agreement by the Stockholder Representative or any dispute arises hereunder, should any representatives of the Stockholder Representative or their Affiliates then be serving on the Board, such directors shall be excluded from all deliberations and actions of the Board related to such determination or dispute.

Section 7.15 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

*        *        *         *        *        *        *        *         *

IN WITNESS WHEREOF, the Company, the Stockholder Representative and the Stockholders have duly executed this Agreement as of the date first written above.

APPAREL HOLDING CORP. (F/K/A KELLWOOD HOLDING CORP.)

By:	/s/ Jay L. Dubiner
Name:	Jay L. Dubiner
Title:	Senior Vice President, Secretary and General Counsel

SUN CARDINAL, LLC, AS STOCKHOLDER REPRESENTATIVE

By:	/s/ Michael J. McConvery
Name:	Michael J. McConvery
Title:	Vice President and Assistant Secretary

SUN CARDINAL, LLC

By:	/s/ Michael J. McConvery
Name:	Michael J. McConvery
Title:	Vice President and Assistant Secretary

SCSF CARDINAL, LLC

By:	/s/ Michael J. McConvery
Name:	Michael J. McCovnery
Title:	Vice President and Assistant Secretary

[Signatures Continue Next Page]

Signature Page to Tax Receivable Agreement

IN WITNESS WHEREOF, the Company, the Stockholder Representative and the Stockholders have duly executed this Agreement as of the date first written above.

H.I.G. SUN PARTNERS, LLC

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

Signature Page to Tax Receivable Agreement

IN WITNESS WHEREOF, the Company, the Stockholder Representative and the Stockholders have duly executed this Agreement as of the date first written above.

DAVID FALWELL

By:	/s/ David Falwell

Signature Page to Tax Receivable Agreement

Schedule A

STOCKHOLDERS

Sun Cardinal, LLC - 74.8345%

SCSF Cardinal, LLC - 24.9449%

H.I.G. Sun Partners, LLC - 0.0210%

David Falwell - 0.1996%

Schedules A to Tax Receivable Agreement